Schneider National, Inc. Announces Third Quarter 2021 Results
•Operating Revenues $1.4 billion; $1.1 billion in 2020
•Income from Operations $153.7 million; $63.3 million in 2020
•Diluted Earnings Per Share $0.62; $0.25 in 2020
•Increased full year Adjusted Diluted Earnings per Share guidance to $2.13 - $2.17
Green Bay, Wis. - October 28, 2021 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three and nine months ended September 30, 2021.

“The third quarter represented the most profitable period in our history,” said Mark Rourke, Chief Executive Officer and President of Schneider. “We continue to effectively utilize our scaled and diversified platform to deliver solutions for the rapidly changing needs of our valued customers. I’m proud of our team’s performance and want to express special appreciation to our professional driver community.”

“We anticipate that the freight conditions of the third quarter will be sustained through year end and likely through 2022,” Rourke continued. “As we prepare for the upcoming year, our plans include ongoing investments in technology and trailing assets that will further expand the reach of our asset-light and non-asset offerings while providing a seamless customer experience.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except ratios & per share amounts)	2021	2020	Change	2021	2020	Change
Operating revenues	$1,444.5	$1,135.7	27%	$4,033.9	$3,287.6	23%
Revenues (excluding fuel surcharge)	1,330.1	1,062.7	25%	3,719.1	3,042.9	22%
Income from operations	153.7	63.3	143%	355.7	181.6	96%
Adjusted income from operations	153.7	76.9	100%	355.7	194.2	83%
Operating ratio	89.4%	94.4%	500 bps	91.2%	94.5%	330 bps
Adjusted operating ratio	88.4%	92.8%	440 bps	90.4%	93.6%	320 bps
Net income	$110.0	$44.5	147%	$271.3	$134.8	101%
Adjusted net income	110.0	54.6	101%	271.3	144.2	88%
Diluted earnings per share	0.62	0.25	148%	1.53	0.76	101%
Adjusted diluted earnings per share	0.62	0.31	100%	1.53	0.81	89%
Weighted average diluted shares outstanding	177.9	177.7	0.2	177.8	177.5	0.3

Enterprise Results

Enterprise net income for the third quarter of 2021 was $110.0 million, an increase of $65.5 million, or 147%, compared to the same quarter in 2020. Third quarter 2021 results included a pre-tax net loss of $3.1 million on equity investments.

At September 30, 2021, the Company had a total of $307.7 million outstanding on various debt instruments compared to $307.0 million as of December 31, 2020. At September 30, 2021, the Company had cash and cash equivalents of $504.2 million compared to $395.5 million at December 31, 2020. The Company’s net increase in cash and cash equivalents was primarily due to the cash impact of increased operating earnings.

In July 2021, the Company declared a $0.07 dividend payable to shareholders of record as of September 10, 2021. This dividend was paid on October 8, 2021. In October 2021, the Company declared a $0.07 dividend payable to shareholders of record as of December 10, 2021, expected to be paid on January 10, 2022.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the third quarter of 2021 were $484.4 million, an increase of $24.2 million, or 5%, compared to the same quarter in 2020, primarily due to effective revenue and network management and dedicated growth, partially offset by lower Truckload network fleet count and lower miles per tractor. Truckload revenue per truck per week was $4,060, an improvement of 15% compared to the same quarter in 2020.

Truckload income from operations was $85.1 million in the third quarter of 2021, an increase of $39.5 million, or 87%, compared to the same quarter in 2020. Revenue and network management, $29.3 million of gains on the sale of revenue equipment, and cost alignment initiatives during the quarter more than offset lower utilization and higher driver and related costs. Truckload segment operating ratio was 82.4% in the third quarter of 2021, compared to 90.1% in the third quarter of 2020.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the third quarter of 2021 were $295.7 million, an increase of $47.3 million, or 19%, compared to the same quarter in 2020 due to increased revenue per order and volume growth mainly in the Company’s Eastern operations. Revenue per order was $2,624, a 20% improvement compared to the third quarter of 2020. Container fluidity remained challenged in the quarter as a result of extended dwell times at customer locations and rail network disruptions. The Company grew its container fleet sequentially by over 1,600 units, or 7%, in the quarter.

Intermodal income from operations for the third quarter of 2021 was $45.7 million, an increase of $22.7 million, or 99%, compared to the same quarter in 2020, driven by the factors affecting revenue discussed above, partially offset by increased rail and dray driver costs. Intermodal operating ratio was 84.5% in the third quarter of 2021, compared to 90.7% in the third quarter of 2020.

Logistics

Logistics revenues (excluding fuel surcharge) for the third quarter of 2021 were $474.6 million, an increase of $190.2 million, or 67%, compared to the same quarter in 2020 due to continued leverage of Schneider FreightPower®, increased spot mix, and supportive market conditions. Brokerage volumes grew 24% year over year primarily due to the Company’s advancement of digital capabilities and Power Only service offering growth, both of which provided access to additional capacity. Re
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Logistics income from operations for the third quarter of 2021 was $22.1 million, an increase of $13.0 million, or 143%, compared to the same quarter in 2020, primarily due to increased net revenue per order and volume growth. Logistics operating ratio was 95.3% in the third quarter of 2021, compared to 96.8% in the third quarter of 2020.

Business Outlook

“As evidenced by our updated guidance of $2.13 - $2.17 for full year adjusted diluted earnings per share, we anticipate continued strong demand throughout the fourth quarter,” Rourke commented. “We also expect to carry strong momentum into 2022, as we anticipate robust freight conditions likely through the upcoming year. Regarding our 2021 full year net capital expenditures, we now expect approximately $300 million, which is lower than prior guidance due to higher proceeds from equipment sales, as well as modest delays in equipment deliveries.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2021 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

We are one of the largest providers of surface transportation and logistics solutions in North America. Schneider National, Inc. is a publicly held holding company that, together with our wholly owned subsidiaries, provides safe, reliable, and innovative truckload, intermodal, and logistics services to a diverse group of customers throughout the continental United States, Canada, and Mexico. Unless otherwise indicated by the context, “we,” “us,” “our,” “ours,” the “Company,” and “Schneider” refer to Schneider National, Inc. and its consolidated subsidiaries. We were founded in 1935 and have been a publicly held company since our initial public offering in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR and is included in the Russell 1000 Index. Schneider possesses an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the movement of products timely, safely, and effectively, thus adding value to our customers’ supply chains.

Our diversified portfolio of complementary service offerings combines truckload services with intermodal and logistics offerings, enabling us to serve our customers’ varied needs. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-controlled revenue equipment and company drivers or owner-operators under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, revenue equipment, labor, systems, and delivery services tailored to meet individual customer requirements and typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. We also provide comprehensive logistics services with a network of thousands of reliable third-party carriers, and through a China-based subsidiary, we offer limited transportation and logistics services in China which consist primarily of brokerage services.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 19, 2021, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:
•Our ability to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses;
•Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;
•Our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies;
•Our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics;
•Volatility in the market valuation of our investments in strategic partners and technologies;
•Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;
•Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;
•Risks related to demand for our service offerings;
•Risks associated with the loss of a significant customer or customers;
•Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;
•Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, and our ability to recover fuel costs through our fuel surcharge programs;
•Our ability to attract and retain qualified drivers and owner-operators;
•Our reliance on owner-operators to provide a portion of our truck fleet;
•Our dependence on railroads in the operation of our intermodal business;
•Service instability from third-party capacity providers used by our business;
•Changes in the outsourcing practices of our third-party logistics customers;
•Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;
•Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;
•The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;
•Political, economic, and other risks from cross-border operations and operations in multiple countries;
•Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;
•Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;
•Risks associated with severe weather and similar events;
•Significant systems disruptions, including those caused by cybersecurity events;
•Exposure to claims and lawsuits in the ordinary course of business; and
•Our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through November 4th by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13723426. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
    920-592-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating revenues	$1,444.5	$1,135.7	$4,033.9	$3,287.6
Operating expenses:
Purchased transportation	692.3	501.0	1,900.4	1,417.7
Salaries, wages, and benefits	290.2	259.2	832.9	771.4
Fuel and fuel taxes	70.3	49.5	204.1	152.5
Depreciation and amortization	74.2	74.2	220.5	216.3
Operating supplies and expenses	108.7	144.6	362.0	395.7
Insurance and related expenses	19.3	17.4	60.7	74.9
Other general expenses	35.8	26.0	97.6	78.0
Restructuring—net	—	0.5	—	(0.5)
Total operating expenses	1,290.8	1,072.4	3,678.2	3,106.0
Income from operations	153.7	63.3	355.7	181.6
Other expenses (income):
Interest income	(0.6)	(0.6)	(1.8)	(2.9)
Interest expense	3.3	3.4	9.7	10.5
Other expense (income)—net	4.0	0.4	(14.8)	(7.1)
Total other expenses (income)—net	6.7	3.2	(6.9)	0.5
Income before income taxes	147.0	60.1	362.6	181.1
Provision for income taxes	37.0	15.6	91.3	46.3
Net income	$110.0	$44.5	$271.3	$134.8

Weighted average shares outstanding	177.7	177.3	177.5	177.2
Basic earnings per share	$0.62	$0.25	$1.53	$0.76

Weighted average diluted shares outstanding	177.9	177.7	177.8	177.5
Diluted earnings per share	$0.62	$0.25	$1.53	$0.76

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$504.2	$395.5
Trade accounts receivable—net	650.5	537.7
Other current assets	300.6	287.5
Net property and equipment	1,888.4	1,831.9
Other noncurrent assets	526.4	463.6
Total Assets	$3,870.1	$3,516.2

Liabilities and Shareholders’ Equity
Trade accounts payable	$356.7	$245.7
Current maturities of debt and finance lease obligations	100.7	40.4
Other current liabilities	258.6	248.5
Long-term debt and finance lease obligations	207.0	266.4
Deferred income taxes	471.8	450.4
Other noncurrent liabilities	176.2	209.3
Shareholders’ Equity	2,299.1	2,055.5
Total Liabilities and Shareholders’ Equity	$3,870.1	$3,516.2

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$396.0	$469.1
Net cash used in investing activities	(249.6)	(163.0)
Net cash used in financing activities	(37.7)	(89.2)
Net increase in cash and cash equivalents	$108.7	$216.9

Net capital expenditures	$(185.1)	$(114.9)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Truckload	$484.4	$460.2	$1,411.3	$1,380.7
Intermodal	295.7	248.4	825.5	705.4
Logistics	474.6	284.4	1,261.2	754.9
Other	98.0	85.5	284.9	274.7
Fuel surcharge	114.4	73.0	314.8	244.7
Inter-segment eliminations	(22.6)	(15.8)	(63.8)	(72.8)
Operating revenues	$1,444.5	$1,135.7	$4,033.9	$3,287.6

Income (Loss) from Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Truckload	$85.1	$45.6	$197.0	$122.7
Intermodal	45.7	23.0	100.6	50.3
Logistics	22.1	9.1	55.0	21.5
Other	0.8	(14.4)	3.1	(12.9)
Income from operations	$153.7	$63.3	$355.7	$181.6

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance. Below are our KPIs by segment.

Truckload

The following table presents the KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes. Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Dedicated
Revenues (excluding fuel surcharge) (1)	$204.0	$177.8	$587.3	$526.1
Average trucks (2) (3)	4,240	3,944	4,182	3,912
Revenue per truck per week (4)	$3,706	$3,483	$3,643	$3,478
Network
Revenues (excluding fuel surcharge) (1)	$279.9	$281.5	$821.6	$852.6
Average trucks (2) (3)	4,942	6,108	5,159	6,242
Revenue per truck per week (4)	$4,364	$3,561	$4,133	$3,533
Total Truckload
Revenues (excluding fuel surcharge) (5)	$484.4	$460.2	$1,411.3	$1,380.7
Average trucks (2) (3)	9,182	10,052	9,341	10,154
Revenue per truck per week (4)	$4,060	$3,530	$3,914	$3,512
Average company trucks (3)	6,875	7,250	6,960	7,298
Average owner-operator trucks (3)	2,307	2,802	2,381	2,856
Trailers (6)	36,434	36,672	36,434	36,672
Operating ratio (7)	82.4%	90.1%	86.0%	91.1%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Orders (1)	111,801	110,633	334,480	315,582
Containers	23,796	21,744	23,796	21,744
Trucks (2)	1,569	1,582	1,569	1,582
Revenue per order (3)	$2,624	$2,194	$2,442	$2,172
Operating ratio (4)	84.5%	90.7%	87.8%	92.9%
(1)Based on delivered rail orders.
(2)Includes company and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating ratio (1)	95.3%	96.8%	95.6%	97.2%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Operating revenues	$1,444.5	$1,135.7	$4,033.9	$3,287.6
Less: Fuel surcharge revenues	114.4	73.0	314.8	244.7
Revenues (excluding fuel surcharge)	$1,330.1	$1,062.7	$3,719.1	$3,042.9

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Income from operations	$153.7	$63.3	$355.7	$181.6
Litigation (1)	—	13.1	—	13.1
Restructuring—net (2)	—	0.5	—	(0.5)
Adjusted income from operations	$153.7	$76.9	$355.7	$194.2
(1)Contested prior period federal excise taxes, including court awarded costs and interest, as a result of an adverse tax ruling in 2020 related to an IRS dispute over the applicability of excise taxes on certain tractors refurbished during tax years 2011 through 2013 and no longer in service.
(2)Activity associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except ratios)	2021	2020	2021	2020
Total operating expenses	$1,290.8	$1,072.4	$3,678.2	$3,106.0
Divide by: Operating revenues	1,444.5	1,135.7	4,033.9	3,287.6
Operating ratio	89.4%	94.4%	91.2%	94.5%

Total operating expenses	$1,290.8	$1,072.4	$3,678.2	$3,106.0
Adjusted for:
Fuel surcharge revenues	(114.4)	(73.0)	(314.8)	(244.7)
Litigation	—	(13.1)	—	(13.1)
Restructuring—net	—	(0.5)	—	0.5
Adjusted total operating expenses	$1,176.4	$985.8	$3,363.4	$2,848.7

Operating revenues	$1,444.5	$1,135.7	$4,033.9	$3,287.6
Less: Fuel surcharge revenues	114.4	73.0	314.8	244.7
Revenues (excluding fuel surcharge)	$1,330.1	$1,062.7	$3,719.1	$3,042.9

Adjusted operating ratio	88.4%	92.8%	90.4%	93.6%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net income	$110.0	$44.5	$271.3	$134.8
Litigation	—	13.1	—	13.1
Restructuring—net	—	0.5	—	(0.5)
Income tax effect of non-GAAP adjustments (1)	—	(3.5)	—	(3.2)
Adjusted net income	$110.0	$54.6	$271.3	$144.2
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Diluted earnings per share	$0.62	$0.25	$1.53	$0.76
Non-GAAP adjustments, tax effected	—	0.06	—	0.05
Adjusted diluted earnings per share	$0.62	$0.31	$1.53	$0.81